Exhibit 10.2

AGREEMENT

This Agreement (this “Agreement”), dated as of January 10, 2011, is made by and between CDI Corp., a Pennsylvania corporation (the “Company”) and Roger H. Ballou (“Ballou”).

Recitals

WHEREAS, Ballou is currently employed as the Company’s President and Chief Executive Officer pursuant to the terms of an employment agreement by and between Ballou and the Company, dated as of January 1, 2008, and amended as of April 1, 2008 and May 13, 2009 (the “Employment Agreement”); and

WHEREAS, the term of Ballou’s employment with the Company under the Employment Agreement is scheduled to expire on March 31, 2011 (the “Expiration Date”); and

WHEREAS, the Company desires to continue to benefit from Ballou’s expertise, experience and knowledge of the Company and its subsidiaries and to ensure Ballou’s provision of transition and consulting services under the terms and conditions of this Agreement through the Expiration Date and for a limited period of time thereafter; and

WHEREAS, Ballou agrees to provide transition and consulting services to the Company on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, the Company and Ballou hereby agree as follows:

1. Services to the Company.

(a) General. Upon the date on which the Company appoints a successor Chief Executive Officer to Ballou (the “Commencement Date”), Ballou shall resign from (i) his positions as President and Chief Executive Officer of the Company, (ii) the Board of Directors of the Company (the “Board”) and (iii) all other positions that he then holds with the Company or any of its subsidiaries, including, without limitation, any director, trustee or similar positions. Provided that Ballou (i) does not become employed by another company during the period beginning on the Commencement Date and ending on the one year anniversary of the Expiration Date and (ii) provides Transition Services (as defined below) to the reasonable satisfaction of the Board, then Ballou, except as otherwise expressly set forth herein, will be considered to have retired on the Expiration Date for purposes of all benefit plans and programs of the Company. Pursuant to the immediately preceding sentence and specifically for purposes of each outstanding and unvested award granted to Ballou under the Company’s Stock Purchase Plan for Management Employees and Non-Employee Directors, as amended (collectively, the “SPP Awards”), Ballou shall be deemed to have retired on the Expiration Date, and such awards shall become fully vested and payable on such date (subject only to Ballou performing his Transition Services to the reasonable satisfaction of the Board until such date). Ballou and the Company agree that amounts paid to Ballou pursuant to the preceding sentence shall be reported on IRS Form W-2 and shall be subject to any required tax withholdings.

(b) Transition Services. During the period beginning on the Commencement Date and continuing through the Expiration Date, Ballou shall devote substantially all of his business time to providing such transition services to the Board and the Company’s Chief Executive Officer as shall be reasonably requested by the Board and/or the Company’s Chief Executive Officer, and Ballou shall enthusiastically support the Company’s Chief Executive Officer and the Board’s decision with respect to the selection of Ballou’s successor and the process preceding it (the “Transition Services”). The Transition Services shall include, but not be limited to, (a) responding timely to questions and requests regarding the Company’s customers, internal controls, systems, employees, vendors, finances, accounting policies, investor relations, benefit programs and policies and other matters relating to the business, organization and/or operations of the Company and/or any subsidiary thereof, and (b) attending and participating in meetings and conference calls with the Company’s Chief Executive Officer (and/or his or her designees) with customers, investors, vendors, and/or other parties relevant to the business of the Company and/or any subsidiary thereof.

(c) Consulting Services. Provided that Ballou performs his Transition Services to the reasonable satisfaction of the Board, Ballou shall serve as a consultant to the Company during the period beginning on April 1, 2011 and continuing until March 31, 2012. In such capacity, Ballou shall be required to devote a reasonable and appropriate amount of his business time in the performance of such consulting services, in all cases, as the Chief Executive Officer or the Board may reasonably request, with respect to (a) any aspect of the business, organization or operations of the Company and/or any subsidiary thereof (and related strategies or tactics), (b) investor relations and/or (c) general financial, economic, organizational and operational advice and matters, strategies and tactics related thereto (the “Consulting Services”). The Consulting Services shall be provided upon reasonable notice and at reasonable times, and may be provided remotely or telephonically, unless the Chief Executive Officer or the Board determines that it is desirable for Ballou to provide such Consulting Services in person and/or at a particular location.

(d) Independent Contractor. Ballou acknowledges that his employment with the Company shall cease as of the Commencement Date and that in providing the Transition Services and the Consulting Services, he shall be an independent contractor (and not an employee) of the Company and shall not make any representations to being an employee or agent of the Company.

2. Compensation.

(a) Fee for Transition Services. As compensation for the Transition Services, Ballou shall receive a transition service fee in the amount of $62,500 per month, payable in arrears on a bi-weekly basis. Ballou and the Company agree that amounts paid to Ballou pursuant to this Section 2(a) shall be reported on IRS Form 1099 and that Ballou shall be responsible for all taxes in connection therewith.

(b) Fee for Consulting Services. As compensation for the Consulting Services, Ballou shall receive a consulting service fee in the amount of $20,833.33 per month, payable in arrears on a bi-weekly basis. Ballou and the Company agree that amounts paid to Ballou pursuant to this Section 2(b) shall be reported on IRS Form 1099 and that Ballou shall be responsible for all taxes in connection therewith.

(c) 2010 Bonus. Provided that Ballou performs his Transition Services and Consulting Services to the reasonable satisfaction of the Board from the Commencement Date until the date bonuses for the 2010 calendar year are paid to the Company’s senior executives, Ballou shall be eligible to receive his bonus for the 2010 calendar year under the Company’s 2010 cash incentive compensation program, based on actual performance. Ballou and the Company agree that amounts paid to Ballou pursuant to this Section 2(c) shall be reported on IRS Form W-2 and shall be subject to any required tax withholdings.

(d) 2011 Bonus. Provided that Ballou performs his Transition Services and Consulting Services to the reasonable satisfaction of the Board from the Commencement Date until the date such bonus is paid, Ballou shall be eligible to receive a bonus for the first calendar quarter of 2011 based on the reviewed financial statements of the Company for such quarter, with such bonus to be paid within 45 days after the date on which the Company files a Form 10-Q with the Securities and Exchange Commission for such quarter. Ballou and the Company agree that amounts paid to Ballou pursuant to this Section 2(d) shall be reported on IRS Form W-2 and shall be subject to any required tax withholdings.

(e) Outstanding Stock Options. Ballou currently holds a stock option, granted on October 1, 2001, to purchase 50,000 shares of the Company’s common stock (the “Option”). Provided that Ballou performs his Transition Services and Consulting Services to the reasonable satisfaction of the Board from the Commencement Date until July 10, 2011, as the case may be, Ballou shall be permitted, in accordance with and subject to the terms and provisions of the 1998 Non-Qualified Stock Option Plan and the relevant award agreement thereunder, to exercise the Option at any time until such date. In the event that the Option is not so exercised, it shall expire at midnight on July 10, 2011. Ballou and the Company agree that amounts recognized by Ballou in connection with the exercise of the Option shall be reported on IRS Form W-2 and shall be subject to any required tax withholdings.

(f) Performance-Contingent Deferred Stock Awards and Time-Vested Deferred Stock Awards. Pursuant to Section 5(b)(ii) of the Employment Agreement, (i) a fully vested Performance-Contingent Deferred Stock Award may or may not become payable to Ballou based on the achievement (or lack thereof) of the 2010 performance goals set forth in Exhibit C to the Employment Agreement, as determined by the Board (or a committee thereof), and (ii) a fully vested Time-Vested Deferred Stock Award with a grant date value of $281,250 shall be granted to Ballou, provided that, in each case, Ballou performs his Transition Services to the reasonable satisfaction of the Board from the Commencement Date until March 31, 2011. Such awards, if any, shall be made at the times provided in the Employment Agreement. Ballou may elect to receive such awards in cash or in common stock of the Company, but any such payment or issuance shall be subject to repayment (or forfeiture) if Ballou does not perform his Transition Services to the reasonable satisfaction of the Board until March 31, 2011. Ballou and the Company agree that amounts paid to, or received by, Ballou pursuant to this Section 2(f) shall be reported on IRS Form W-2 and shall be subject to any required tax withholdings.

(g) Benefit Plans. Beginning on the Commencement Date, Ballou shall no longer be entitled to participate in, or accrue benefits under, any employee benefit plan (including, without limitation, any health, dental, life insurance, disability or retirement plan) maintained by the Company or any of its affiliates, notwithstanding any determination by any regulatory agency or court that Ballou is a common law employee of the Company, or any provision in any such plan to the contrary; provided, however, that Ballou shall be entitled to receive the retirement medical benefits set forth in (and in accordance with) the Employment Agreement beginning on the Commencement Date and continuing until the last day of the month in which Ballou attains age 65 or the date Ballou accepts employment with another company, if earlier, provided that Ballou complies with Section 5(e) hereof. In connection with the provision of the medical benefits set forth above, Ballou agrees to make the same required payments as in effect immediately prior to the Commencement Date and acknowledges that the Company’s current self-insured medical benefit plan is comparable to the medical benefit plans and programs in which Ballou has previously participated while employed by the Company.

(h) Expense Reimbursement. The Company shall reimburse Ballou for all reasonable and itemized out-of-pocket expenses incurred by Ballou in connection with his provision of the Transition Services and the Consulting Services, provided such expenses are properly reported to the Company in accordance with its policies and procedures (as in effect from time to time).

3. Termination.

(a) General. The Company may, at any time, terminate Ballou’s services to the Company with or without “Cause.” In addition, Ballou’s services to the Company shall terminate immediately upon his death.

(b) Termination For Cause or Due to Death. In the event of a termination for Cause or as the result of Ballou’s death, Ballou (or his estate, as applicable) shall be entitled to receive only (i) any earned but unpaid fees in connection with the performance of the Transition Services and Consulting Services, as the case may be (pro-rated for any partial period worked) and (ii) reimbursements for any unreimbursed expenses that were incurred prior to the date of such termination and that are otherwise reimbursable, with such amounts to be paid within 30 days after such termination.

(c) Termination Without Cause. In the event of a termination without Cause, Ballou shall be entitled to receive only (i) those payments set forth in Section 3(b), (ii) vesting and payment of any unvested SPP Awards, with such payment to occur within 30 days after such termination and (iii) the remainder of the payments and benefits Ballou would have received under Sections 2(a), 2(b), 2(c), 2(d), 2(f) and 2(g) had Ballou remained in the service of the Company until March 31, 2012, with such payments and benefits to be provided as set forth in, and in accordance with, Section 2. In addition, in the event that such termination occurs prior to July 10, 2011, the Option shall remain exercisable until midnight on July 10, 2011.

(d) Definitions. For purposes of this Agreement, “Cause” shall mean any one or more of the following bases for termination of Ballou’s service to the Company: (i) Ballou’s conviction of, or entry of a plea of either guilty or no contest to a charge of, commission of a felony or other crime involving moral turpitude; (ii) Ballou’s failure or refusal to satisfactorily perform such services as may be reasonably delegated or assigned to Ballou, consistent with this Agreement, by the Board or the Company’s Chief Executive Officer; provided, however, that a termination under this clause (ii) shall not be for Cause unless the Company provides written notice to Ballou of its intention to terminate Ballou for Cause under this clause (ii), and Ballou fails, to the reasonable satisfaction of the Company, to cure the defects stated in such written notice within ten days after the notice was given to Ballou; (iii) Ballou’s willful misconduct or gross negligence in connection with the performance of his duties under this Agreement that materially adversely affects Ballou’s ability to perform his duties for the Company or materially adversely affects the Company; or (iv) Ballou’s material breach of any of the terms or conditions of this Agreement

4. No Other Compensation. Other than the compensation and benefits provided in Sections 1(a), 2 and 3, and notwithstanding any provision of the Employment Agreement to the contrary, Ballou shall not be entitled to receive any payments, benefits or other compensation from the Company or any of its affiliates with respect to his termination of employment, the performance of the Transition Services or Consulting Services, or otherwise.

5. General Release.

(a) Release. In consideration for the compensation and benefits set forth in Sections 1(a) and 2 of this Agreement, Ballou, on behalf of Ballou, Ballou’s heirs, estate, executors, administrators, agents, beneficiaries, trustees, legal and other representatives, successors and assigns, hereby irrevocably and unconditionally releases, acquits and forever discharges the Company, its parent, subsidiaries or any related companies, or any of its or their officers, directors, principals, shareholders, employees, agents, or representatives (collectively “Releasees”), from any and all charges, promises, actions, causes of action, covenants, contracts, controversies, agreements, complaints, claims, liabilities, obligations, suits, demands, grievances, arbitrations, costs, losses, debts and expenses, including attorney’s fees, of any nature whatsoever (hereinafter “Claims”), known or unknown, or foreseen or unforeseen which Ballou has or may have against Releasees, or any of them, arising at any time prior to and including the date Ballou signs this Agreement; including, without limitation, any and all Claims which relate directly or indirectly to Ballou’s employment with Company and his separation from that employment; and Claims, whether statutory, at common law or otherwise, for wrongful termination of employment, breach of contract, detrimental reliance, promissory estoppel, infliction of emotional distress, defamation, fraud, misrepresentation or any other tort, and Claims under the laws of the United States, Pennsylvania, or any other state, for discrimination based upon sex, race, age, national origin, religion, handicap, disability, retaliation, or on any other basis, including, without limitation, Claims based on Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, and any related state or local laws otherwise covering Ballou’s employment and separation.

(b) Acknowledgment. Ballou agrees and acknowledges that this Section 5 constitutes a knowing and voluntary waiver of all rights or Claims Ballou may have as of the date Ballou signs this Agreement and that Ballou has no physical or mental impairment of any kind which has interfered with his ability to read and understand the meaning of this Agreement or its terms.

(c) Covenant not to Sue. Ballou agrees and covenants not to file, initiate, or join any lawsuit (either individually, with others, or as part of a class), in any forum, pleading, raising, or asserting any Claim(s) barred or released by Section 5 of this Agreement. Ballou agrees and acknowledges that, in the event that he breaches any obligation under this Section 5, Ballou will be obligated to repay the Company any amounts paid under Sections 1(a), 2 or 3 above and to reimburse the applicable Releasees for their reasonable costs and attorney’s fees. Notwithstanding the foregoing, nothing in this Section 5(c) or this Agreement shall preclude Ballou from challenging the validity of the release in Section 5 under the requirements of the Age Discrimination in Employment Act, and Ballou shall not be responsible for reimbursing the attorney’s fees and costs of the Releasees, or repaying any amounts paid under Sections 1(a), 2 or 3, in connection with such a challenge to the validity of the release.

(d) Review and Revocation Rights. Ballou is hereby advised to consult with counsel before executing this Agreement. Ballou hereby acknowledges and understands that he has the right to consider this Agreement, including the general release contained in Section 5, for a period of twenty-one (21) days prior to execution. Ballou further acknowledges and understands that for seven (7) days following his execution of this Agreement, Ballou may revoke this Agreement by providing written notice to the Company at the address provided below in Section 7(h). This Agreement shall not become effective or enforceable until the seven-day revocation period has expired without revocation (such date, the “Effective Date”). Ballou represents and acknowledges that he has read the Agreement, understands its terms and has entered into this Agreement freely and voluntarily. The release contained in this Section 5 shall not be deemed void or voidable by claims of duress, deception, mistake of fact, or otherwise.

(e) Subsequent Execution of General Release. Upon the later of the termination of the Transition Services or the Consulting Services, Ballou shall execute a general release of claims in form and substance substantially similar to Section 5(a), such that such release is effective, with all revocation periods having expired unexercised, within 60 days after the date of such termination. In the event that Ballou does not comply with the provisions of this Section 5(e), the Company’s obligation to provide any post-termination medical benefits to Ballou and his spouse and dependants (other than through COBRA) shall immediately terminate.

6. Continuing Obligations.

(a) Restrictive Covenants. Ballou acknowledges and agrees that his obligations under Section 9 of the Employment Agreement (which Section 9 is hereby incorporated in its entirety by reference) shall continue to apply during and after the Transition Period in accordance with the terms of such provisions; provided, however, that the non-competition and non-solicitation restrictions set forth in Section 9(i) of the Employment Agreement shall be extended to apply from the Commencement Date through December 31, 2012.

(b) Share Ownership Requirements. Ballou acknowledges and agrees that following the termination of his employment with the Company, he shall continue to be bound by his obligations under Exhibit D to the Employment Agreement (which Exhibit D is hereby incorporated herein by reference) relating to his ownership of the Company.

7. Miscellaneous.

(a) Code Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the parties hereto agree to interpret, apply and administer this Agreement in the least restrictive manner necessary to comply therewith and without resulting in any increase in the amounts owed hereunder by the Company. Notwithstanding any other provision of this Agreement to the contrary, if Ballou is a “specified employee” within the meaning of Code Section 409A and the regulations issued thereunder, and a payment or benefit provided for in this Agreement would be subject to additional tax under Code Section 409A if such payment or benefit is paid within six (6) months after Ballou’s “separation from service” (within the meaning of Code Section 409A), then such payment or benefit required under this Agreement shall not be paid (or commence) during the six-month period immediately following Ballou’s separation from service except as provided in the immediately following sentence. In such an event, any payments or benefits that would otherwise have been made or provided during such six-month period and which would have incurred such additional tax under Code Section 409A shall instead be paid to Ballou in a lump-sum cash payment on the earlier of (i) the first regular payroll date of the seventh month following Ballou’s separation from service or (ii) the 10th business day following Ballou’s death. No reimbursement or in-kind benefit shall be subject to liquidation or exchange for another benefit and the amount available for reimbursement, or in-kind benefits provided, during any calendar year shall not affect the amount available for reimbursement, or in-kind benefits to be provided, in a subsequent calendar year. Any reimbursement to which Ballou is entitled hereunder shall be made no later than the last day of the calendar year following the calendar year in which such expenses were incurred.

(b) Severability. If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be held invalid or unenforceable by a court of competent jurisdiction, the remainder of this Agreement or the application of any such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. If any of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, scope, activity or subject, it shall be construed by limiting and reducing it, so as to be valid and enforceable to the extent compatible with the applicable law or the determination by a court of competent jurisdiction.

(c) Governing Law; Exclusive Choice of Forum. The implementation and interpretation of this Agreement shall be governed by and enforced in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to the conflicts of law provisions thereof. The parties hereby submit to the exclusive jurisdiction of, and waive any venue objections against, the United States District Court for the Eastern District of Pennsylvania and the state and local courts of the Commonwealth of Pennsylvania, Philadelphia County, for any litigation arising out of this Agreement.

(d) Binding Effect and Assignability. The rights and obligations of both parties under this Agreement shall inure to the benefit of and shall be binding upon their heirs, successors and assigns. Ballou’s rights under this Agreement shall not, in any voluntary or involuntary manner, be assignable and may not be pledged or hypothecated without the prior written consent of the Company.

(e) Counterparts; Section Headings. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. The section headings of this Agreement are for convenience of reference only.

(f) Entire Agreement. This instrument constitutes the entire agreement with respect to the subject matter hereof between the parties hereto and, except as specified herein, replaces and supersedes as of the date hereof any and all prior oral or written agreements and understandings between the parties hereto, including, without limitation, the Employment Agreement. This Agreement may only be modified by an agreement in writing executed by both Ballou and the Company.

(g) Counsel. Ballou acknowledges that he has been advised to consult with counsel concerning this Agreement, has had ample opportunity to consult with counsel of his own selection and has so consulted to the extent Ballou determined to be necessary or appropriate.

(h) Notices. All notices and other communications hereunder shall be in writing and shall be given by hand-delivery to the other parties or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

To the Company:

CDI Corp.

3500 Bell Atlantic Tower

1717 Arch Street

Philadelphia, PA 19103

Attention: Board of Directors

with a required copy to:

CDI Corp.

3500 Bell Atlantic Tower

1717 Arch Street

Philadelphia, PA 19103

Attention: General Counsel

To Ballou:

At his address in the Company’s records,

or to such other address as either of such parties may designate in a written notice served upon the other party in the manner provided herein. All notices required or permitted hereunder shall be deemed duly given and received when delivered by hand, if personally delivered; on the third day next succeeding the date of mailing if sent by certified or registered first-class mail; and on the next business day, if timely delivered to an air courier guaranteeing overnight delivery.

(i) Survival. Sections 3, 4, 5, 6 and 7 shall survive the termination of this Agreement, as well as the termination of Ballou’s services hereunder. In addition, in accordance with the terms of the Employment Agreement, Sections 8, 9 (as modified herein), 10, 13, 14 and 17 of the Employment Agreement shall survive the termination of the Employment Agreement, as well as the termination of Ballou’s employment thereunder and services hereunder.

(j) Taxes. Ballou shall pay, and shall be responsible for paying, all federal, state and local taxes which shall become due on any compensation or other remuneration paid by the Company to Ballou. In addition, Ballou hereby expressly authorizes the Company to withhold any amounts or shares it deems appropriate, in its sole discretion, to satisfy any federal, state, local or other tax withholding obligations. Until all necessary withholdings are made, or Ballou makes arrangements that are acceptable to the Company in respect thereof, no compensation or benefits will be paid or provided to Ballou hereunder.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the Commencement Date.

CDI CORP.

/s/ Michael J. Emmi
By: Michael J. Emmi
Title: Director

ROGER H. BALLOU

/s/ Roger H. Ballou

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